Exhibit 4.1

AKOUSTIS TECHNOLOGIES, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

SECOND SUPPLEMENTAL INDENTURE

dated as of April 17, 2020

to

INDENTURE

dated as of May 14, 2018

6.5% CONVERTIBLE SENIOR SECURED NOTES DUE 2023

THIS SECOND SUPPLEMENTAL INDENTURE dated as of April 17, 2020 (this “Supplemental Indenture”), is among AKOUSTIS TECHNOLOGIES, INC., a Delaware corporation (hereinafter called the “Company”), the guarantors listed on the signature page hereto (the “Guarantors”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”) under the Indenture, dated as of May 14, 2018 among the Company, the Guarantors from time to time party thereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and as collateral agent (the “Base Indenture”), as amended by that certain Supplemental Indenture, dated as of October 18, 2018 among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”; the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”). Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

RECITALS

WHEREAS, pursuant to the Indenture, the Company issued its 6.5% Convertible Senior Secured Notes due 2023 (the “Notes”) of which $15,000,000 in aggregate principal amount are currently outstanding under the Indenture;

WHEREAS, Section 12.02 of the Indenture provides that the Company and the Trustee, with consent of the Majority Holders, may amend, supplement or waive compliance with any provision of the Indenture, subject to the limitations set forth therein;

WHEREAS, the Company desires to incur Indebtedness made available through the Coronavirus Aid, Relief, and Economic Security Act, as amended from time to time and including all regulations thereunder (all such Indebtedness, “COVID-19 Indebtedness”);

WHEREAS, the Company desires to amend the Indenture, as set forth in Article I of this Supplemental Indenture, to permit the incurrence of COVID-19 Indebtedness and to provide for certain other amendments, all as further described herein (collectively, the “Proposed Amendments”);

WHEREAS, the Company has solicited the consents of, among others, Holders constituting not less than the Majority Holders voting as a single class to the Proposed Amendments and to the execution of this Supplemental Indenture;

WHEREAS the Company has now obtained such consents from Holders constituting not less than the Majority Holders voting as a single class, and as such, this Supplemental Indenture, the Proposed Amendments and the Trustee’s entry into this Supplemental Indenture are authorized pursuant to Section 12.02 of the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, pursuant to Section 12.02 of the Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture, effectively amending the Indenture as set forth herein, have been duly taken by the Company and the Guarantors.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, each party hereto hereby agrees as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendments to the Indenture. Pursuant to Section 12.02 of the Indenture, the Company and the Trustee (in the case of the Trustee, acting in reliance upon the instructions and directions of Holders constituting not less than the Majority Holders obtained by the Company), hereby agree to amend or supplement certain provisions of the Indenture as follows:

(a) Amendments to Section 1.01.

(i) Section 1.01 of the Indenture is amended by adding the defined term “COVID-19 Indebtedness” in the correct alphabetical order:

““COVID-19 Indebtedness” means Indebtedness made available through the Coronavirus Aid, Relief, and Economic Security Act, as amended from time to time and including all regulations thereunder.”

(ii) Section 1.01 of the Indenture is amended by deleting clause (viii) of the definition of Permitted Investments set forth therein and substituting the following therefor:

“(viii) repurchases of the Notes, including the related Note Guarantees, in accordance with the terms of this Indenture, repurchases of the 2018 Additional Notes in accordance with the 2018 Additional Notes Indenture and repurchases and redemptions of any COVID-19 Indebtedness.”

(b) Amendment to Section 5.09. Section 5.09 of the Indenture is amended by (i) deleting the “and” at the end of subsection (xii) thereof, (ii) deleting the period at the end of subsection (xiii) thereof and substituting “; and” therefor and (iii) adding the following new subsection (xiv) immediately thereafter:

“(xiv) the incurrence by the Company or any of its Subsidiaries of COVID-19 Indebtedness and Permitted Refinancing Indebtedness in respect thereof.”

ARTICLE II

MISCELLANEOUS

Section 2.01 Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2.02 Conditions Precedent. The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Sections 12.02, 12.06, 17.06 and 17.07 of the Indenture) have been satisfied in all respects. Pursuant to Section 12.02 of the Indenture, Holders constituting not less than the Majority Holders voting as a single class have consented to the Proposed Amendments and authorized and directed the Trustee to execute this Supplemental Indenture and to take all steps necessary to give effect to, and permit, the Proposed Amendments.

Section 2.03 Corresponding Amendments. With effect on and from the date hereof, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture. To the extent of any conflict between the terms of the Notes and the terms of the Indenture, as amended by this Supplemental Indenture, the terms of the Indenture, as amended by this Supplemental Indenture, shall govern and be controlling.

Section 2.04 Instruments To Be Read Together; Entire Agreement. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 2.05 Ratification of Indenture. The Indenture, as amended by this Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture, as amended by this Supplemental Indenture, to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture, as amended by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

Section 2.06 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.07 Responsibility of Trustee. The recitals and statements contained herein shall be taken as the statements of the Company, and the Trustee makes no representation with respect to any such matters and assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Supplemental Indenture. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. For the avoidance of doubt, the Trustee, by executing this Supplemental Indenture in accordance with the terms of the Indenture, does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture.

Section 2.08 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.09 Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.10 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 2.11 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD APPLY ANY OTHER LAW.

Section 2.12 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Receipt by telecopy or electronic mail of any executed signature page to this Supplemental Indenture shall constitute effective delivery of such signature page. Electronic signatures may be used in lieu of signatures affixed by hand, and such electronic signature shall have the same validity and effect as signatures affixed by hand.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Jeffrey B. Shealy
Name:	Jeffrey B. Shealy
Title:	Chief Executive Officer and President

GUARANTOR:

AKOUSTIS, INC.

By:	/s/ Jeffrey B. Shealy
Name:	Jeffrey B. Shealy
Title:	Chief Executive Officer and President

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Rayos
Name:	Julie Hoffman-Rayos
Title:	Vice President

[Second Supplemental Indenture -- 6.5% Convertible Senior Secured Notes Due 2023]